EXHIBIT 10.24

COCA-COLA ENTERPRISES INC.

CONSULTING & SEPARATION AGREEMENT

THIS AGREEMENT (the “Agreement”), to be effective as of January 1, 2004, by and between COCA-COLA ENTERPRISES INC., a Delaware corporation (the “Company”), and Summerfield K. Johnston, III (“Mr. Johnston”).

WHEREAS, Mr. Johnston has resigned from the Company, and the Company desires to both provide Mr. Johnston with separation benefits to recognize the value he has provided to the Company during his 27 years of service to the Company and its predecessors and to engage Mr. Johnston’s services to ensure a successful transition in the management of the Company following his departure; and

WHEREAS, Mr. Johnston desires to assist the Company for a transitional period by providing consulting services to the Company; and

NOW, THEREFORE, for valuable consideration, the sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1. Term of Agreement. The term of this Agreement shall be from January 1, 2004 to March 31, 2006, which term will be comprised of the following periods:

(a) Consulting Services Period. Mr. Johnston shall provide consulting services from January 1, 2004 through June 30, 2004. (the “Consulting Services Period”). During the Consulting Services Period, Mr. Johnston agrees to provide advice and counsel to the Company on strategic planning and such other duties and responsibilities as may be assigned to him by the Company’s Executive Chairman.

(b) Separation Benefits Period. Mr. Johnston shall be entitled to receive separation benefits (as described in this Agreement) from July 1, 2004 though March 31, 2006 (the “Separation Benefits Period.”)

2. Compensation. During both the Consulting Services Period and the Separation Benefits Period, the Company shall pay Mr. Johnston $34,144.83 per month. All payments under this Agreement shall be made through the Company’s payroll and shall be subject to tax withholding applicable to wages.

4. Reimbursement for Certain Expenses. The Company shall reimburse Mr. Johnston for tax and financial planning expenses at the same level to which Mr. Mr. Johnston was entitled as an Executive Vice President immediately prior to his resignation. Such expenses shall be reimbursed by the Company upon the presentation of invoices, receipts or other evidence reasonably acceptable to the Company.

5. Bonus Programs. During the term of this Agreement, the Company will pay Mr. Johnston an amount equal to the amount, if any, to which he would have been entitled under the Executive Management Incentive Plan (the “MIP”) which is in effect during the calendar year for which such bonus is determined. The amount will be determined as if Mr. Johnston had remained an Executive Vice President of the Company having an annual salary equal to the annual compensation provided in this Agreement. Specifically, during first quarter of 2005 and 2006, Mr. Johnston will receive any such payment for the 2004 and 2005 calendar years, respectively; and during the first quarter of 2007, Mr. Johnston will receive a payment equal to one-fourth the amount, if any, that would otherwise been payable with respect to the 2006 calendar year. Payments under this Paragraph 5 will be subject to tax withholding applicable to wages, and are in lieu of any payments under the MIP, to which Mr. Johnston expressly waives any interest.

6. Employee Benefits Plans. Mr. Johnston’s participation in the Company’s employee benefits plans for active employees shall cease on the later of the effective date of this Agreement or on the date provided under the terms of such plan, except as otherwise provided in this Paragraph, as follows:

a.	Mr. Johnston shall be eligible for benefits under the retirement plan or plans in which Mr. Johnston participated in accordance with the terms of such plans. In accordance with the terms of the Executive Pension Plan, Mr. Johnston shall receive benefit credit for each month in which he receives payments under Paragraph 2 of this Agreement. Further, the Company shall accept the noncompetition provision in Paragraph 10 of this Agreement in satisfaction of the noncompetition agreement requirement of the Executive Pension Plan.

b.	As of the effective date of this Agreement, Mr. Johnston and his eligible dependents shall be eligible to participate in the Coca-Cola Enterprises Executive Retiree Medical Plan, which participation shall continue until the earlier of Mr. Johnston’s reaching age 65 or his becoming eligible for comparable coverage under another employer’s group health coverage.

7. Stock Grant Programs. As of the effective date of this Agreement the Company shall modify the terms of Mr. Johnston’s equity awards, as follows:

a. Mr. Johnston’s stock option grants for 1999, 2001, 2003 and 2003 shall become fully vested and shall remain exercisable until their respective expiration dates.

b. Mr. Johnston’s restricted stock awards shall become fully vested as of the later of the effective of this Agreement or the date on which the performance requirements of any such award has been satisfied.

8. Reservation Of Rights. Notwithstanding any other provision of this Agreement, the Company reserves the unilateral right at any time to modify or terminate any benefit plan, bonus program, stock option plan, or fringe benefit program under which Mr. Johnston participates or may participate (so long as such modification or termination affects the plans’ or programs’ participants or potential participants generally and not just Mr. Johnston), and, in the event of such action, the amount of Mr. Johnston’s benefits, awards, or grants under such plans or programs shall be determined according to the terms of such plans or programs as modified or terminated and not the terms of this Agreement.

9. General Release. In consideration for the above separation pay, Mr. Johnston agrees to release the Company and each of its directors, officers, employees, agents, subsidiaries and affiliates from any and all charges, complaints, claims, liabilities, obligations, actions, causes of action, suits, demands, costs, losses, damages and expenses, of any nature whatsoever, known or unknown, including, but in no way limited to, any claim under Title VII of the Civil Rights Act of 1964; The Americans With Disabilities Act (ADA); The Age Discrimination in Employment Act (ADEA; The Fair Labor Standards Act (FLSA); The Family and Medical Leave Act (FMLA); and The Employee Retirement Income Security Act of 1974, as amended; arising out of his employment relationship or the termination of his employment relationship, which Mr. Johnston now has, owns or holds, or claims to have, own or hold, or which he at any time heretofore had, owned or held, or claimed to have, own or hold against the Company.

10. No Competition. Mr. Johnston agrees that for a period of two years following the effective date of this Agreement, Mr. Johnston shall not, directly or indirectly engage in, participate in or have any interest as a partner, joint venturer, proprietor, employee, officer, director, agent, security holder, creditor or in any other capacity, or be otherwise associated with or have any other direct or indirect financial interest in or in connection with the business or operations of PepsiCo, Inc., The Pepsi Bottling Group, Inc., Cadbury Schweppes plc, or any other bottler of carbonated soft drinks (including any business, firm, person, partnership, corporation related to such company) having operations within the territories in which the Company and its subsidiaries conducted bottling operations at the effective date of this Agreement. Provided, however, that nothing herein shall be deemed to prevent or limit the right of Mr. Johnston to own capital stock or debt securities of any corporation, so long as the securities are publicly traded in the over-the-counter market or on any securities exchange, and so long as Mr. Johnston does not acquire beneficial ownership (as determined under Rule 13d-3 of the Securities Exchange Act of 1934) of more than one percent of the issuer’s outstanding equity securities of any class. Mr. Johnston agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

11. Opportunity To Review. Mr. Johnston represents and acknowledges that he has been afforded the right and opportunity to consult with an attorney prior to executing this Agreement, that he has twenty-one (21) days within which to consider this Agreement, that he has seven (7) days following its execution within which to revoke this Agreement, and that this Agreement, and compensation or benefits hereunder, will not become effective until the revocation period has expired. Mr. Johnston further acknowledges that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Mr. Johnston further acknowledges and confirms that the only consideration for his signing this Agreement is the terms and conditions stated in this Agreement, that no other promise or agreement of any kind, except those set forth in this Agreement, has been made to him/her by any person to cause him to sign this document.

12. Governing Law. This Agreement is made and entered into in the State of Georgia, and shall in all respects be interpreted, enforced and governed under the laws of that State.

13. Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto as to the termination of Mr. Johnston ‘s employment with the Company, and fully supersedes any and all prior agreements or understandings between them pertaining to the termination of his employment with the Company. It is agreed that this Agreement may be modified only by a subsequent, written agreement, executed by both parties.

14. Effective Date. This Agreement shall become effective upon the later of the date last signed below or, if applicable, the expiration of the applicable revocation period.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates indicated below.

Date:	March 2, 2004	/S/ SUMMERFIELD K. JOHNSTON, III
SUMMERFIELD K. JOHNSTON, III

COCA-COLA ENTERPRISES INC.

Date:	By: /S/ LOWRY F. KLINE